Exhibit 99.1

KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                 NEWS
--------------------------------------------------------------------------------
Public & Investor Relations, Corporate & Marketing Communications



FOR:          SIX FLAGS, INC.

CONTACT:      Jim Dannhauser, Chief Financial Officer
              122 East 42nd Street
              New York, NY  10168
              (212) 599-4693

KCSA:         Joseph A. Mansi
CONTACT:      (212) 682-6300 ext.  205
              www.kcsa.com



                        SIX FLAGS SUCCESSFULLY COMPLETES
                        TENDER OFFER FOR ITS SENIOR NOTES


NEW YORK, May 9, 2003 - Six Flags, Inc. (NYSE: PKS) announced today that it has successfully completed the tender offer for its 10% Senior Discount Notes due

2008 (CUSIP No. 740540 AE 9). As of 5:00 p.m., New York City time, on May 7,

2003, the scheduled expiration date, Six Flags had accepted tenders of Senior

Discount Notes from holders of 99.1% of the $401 million outstanding Senior

Discount Notes pursuant to the Offer to Purchase dated April 9, 2003.


           Holders of Senior Discount Notes who tendered their Senior Discount

Notes on or prior to 12:00 midnight, New York City time, on April 15, 2003 (the

"Early Tender Date"), received the Total Consideration of 105.5% of the principal amount of the Senior Discount Notes validly tendered, plus accrued and unpaid interest up to, but not including, April 16, 2003. Holders who tendered their Senior Discount Notes after 12:00 midnight, New York City time, on the

Early Tender Date but prior to the Expiration Date, received 105% of the principal amount of the Senior Discount Notes validly tendered, plus accrued and unpaid interest up to, but not including, the payment date.

           As previously announced, on April 16, 2003, Six Flags called for redemption, in accordance with the terms of the indenture governing the Senior

Discount Notes, all Senior Discount Notes that remain outstanding after the expiration date of the tender offer, at the applicable redemption price of 105%

of the principal amount thereof, plus interest accrued to the redemption date of

May 16, 2003.


           Six Flags is the world's largest regional theme park company,

currently with thirty-nine parks throughout North America and Europe.



                                      # # #


This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the 10% Senior Discount Notes due 2008. The Tender Offer was made upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, each dated as of April 9, 2003.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.



This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kesa.com








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